EXHIBIT 99.4
FORM OF NOTICE TO BROKER DEALERS
R.J. Reynolds Tobacco Holdings, Inc.
OFFER TO EXCHANGE
Up to $300,000,000
aggregate principal amount of its 6.500%
Secured Notes due 2010 that have been registered
under the Securities Act of 1933 for any and all
of its outstanding 6.500% Secured Notes due 2010
and
Up to $200,000,000
aggregate principal amount of its 7.300%
Secured Notes due 2015 that have been registered
under the Securities Act of 1933 for any and all
of its outstanding 7.300% Secured Notes due 2015
January [ ● ], 2006
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
      Enclosed for your consideration is a Prospectus, dated January [ ● ], 2006 (as the same may be amended or supplemented from time to time, the “Prospectus”) and a form of Letter of Transmittal (the “Letter of Transmittal”) relating to the offer by R.J. Reynolds Tobacco Holdings, Inc. (the “Company”) and Reynolds American Inc., R. J. Reynolds Tobacco Company, RJR Acquisition Corp., R. J. Reynolds Tobacco Co., FHS, Inc., RJR Packaging, LLC and GMB, Inc. (together with the Company, the “Issuers”) to exchange up to $300,000,000 in aggregate principal amount of the Company’s newly issued 6.500% Secured Notes due 2010 and up to $200,000,000 in aggregate principal amount of the Company’s newly issued 7.300% Secured Notes due 2015 (the “New Notes”), which have been registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement of which the Prospectus is a part, for a like principal amount of the Company’s outstanding 6.500% Secured Notes due 2010 and 7.300% Secured Notes due 2015 (the “Outstanding Notes”) that have not been so registered, upon the terms and subject to the conditions set forth in the Prospectus and Letter of Transmittal (which together constitute the “Exchange Offer”). As set forth in the Prospectus, the terms of the New Notes are identical in all material respects to those of the Outstanding Notes, except for transfer restrictions, registration rights and rights to additional interest that do not apply to the New Notes. Outstanding Notes may only be tendered in integral multiples of $1,000.
      We are asking you to contact your clients for whom you hold Outstanding Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Outstanding Notes registered in their own name. The Issuers will not pay any fees or commissions to brokers, dealers or other persons for soliciting exchanges of the Outstanding Notes pursuant to the Exchange Offer. You will, however, be reimbursed by the Issuers for customary mailing and handling expenses incurred by you for forwarding any of the enclosed materials to your clients. Holders who tender their Outstanding Notes for exchange will not be required to pay any transfer taxes, except that Holders who instruct the Issuers to register New Notes in the name of, or request that Outstanding Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering Holder, will be responsible for paying any applicable transfer tax.

      Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. the Prospectus, dated January [ ● ], 2006;

2. a Letter of Transmittal for your use in the exchange of Outstanding Notes and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to exchange the Outstanding Notes;

3. a form of letter which may be sent to your clients for whose accounts you hold Outstanding Notes registered in your name or in the name of your nominee, with space provided for obtaining such client’s instructions with regard to the Exchange Offer;

4. a Notice of Guaranteed Delivery; and

5. a return envelope addressed to The Bank of New York, Exchange Agent.
      Your prompt attention is requested. We urge you to contact your clients as promptly as possible. Please note the Exchange Offer will expire at 5:00 p.m., New York City time, on February [ ● ], 2006, unless extended. Please furnish copies of the enclosed materials to those of your clients for whom you hold Outstanding Notes registered in your name or your nominee as quickly as possible.
      In most cases, exchanges of Outstanding Notes accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (a) certificates representing such Outstanding Notes, (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal.
      If holders of Outstanding Notes wish to tender, but it is impracticable for them to forward their certificates for Outstanding Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be made according to the guaranteed delivery procedures set forth in the Prospectus under the caption “The Exchange Offer — Guaranteed Delivery Procedures.”
      The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Outstanding Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.
      Questions and requests for assistance with respect to the Exchange Offer or for copies of the Prospectus and Letter of Transmittal may be directed to the Exchange Agent at its address set forth in the Prospectus.

      Nothing contained herein or in the enclosed documents shall constitute you or any other person to be deemed to be the agent of the Issuers, or any affiliate thereof, or of the Exchange Agent, or any affiliate thereof, or authorize you or any other person to give any information or make any representation on behalf of any of them with respect to the Exchange Offer other than the enclosed documents and the statements contained therein.

2